Exhibit 4.9

AVI BIOPHARMA, INC.

STAND ALONE STOCK OPTION GRANT

NOTICE OF GRANT OF STOCK OPTION

This grant (the “Option”) shall be governed by this Notice of Grant of Stock Option (the “Notice of Grant”) and the Terms and Conditions of Stock Option Grant (the “Terms and Conditions”), attached hereto as Exhibit A (together, the “Agreement”). Terms not otherwise defined in the Notice of Grant shall be defined in the Terms and Conditions of Stock Option Grant.

Participant:	Edward M. Kaye

Address:

Sudbury, Massachusetts

Participant has been granted an Option to purchase Common Stock of the Company, subject to the terms and conditions of this Agreement, as follows:

Date of Grant	June 20, 2011

Vesting Commencement Date	June 20, 2011

Number of Shares Granted	850,000

Exercise Price per Share	$1.38

Total Exercise Price	$1,173,000.00

Type of Option	Nonstatutory Stock Option

Term/Expiration Date	10 years/June 20, 2021

Vesting Schedule:

Subject to accelerated vesting as set forth below or in the Agreement, this Option will be exercisable, in whole or in part, in accordance with the following schedule:

Twenty-five percent (25%) of the Shares subject to the Option will vest on the one (1) year anniversary of the Vesting Commencement Date, and one forty-eighth (1/48th) of the Shares subject to the Option will vest each month thereafter on the same day of the month as the Vesting Commencement Date (and if there is no corresponding day, on the last day of the month), subject to Participant continuing to be a Service Provider through each such date.

Accelerated Vesting and Extended Post-Termination Exercise Period:

Termination for other than Cause, Death or Disability Apart from a Change of Control. If prior to a Change of Control or after twelve (12) months following a Change of Control, the Company (or any parent or subsidiary or successor of the Company) terminates Participant’s employment with the Company other than for Cause, death or disability after providing at least thirty (30) days advance notice to Participant, then, subject to Section 10 of the Employment Agreement, Participant will be entitled to accelerated vesting as to 50% of any unvested Shares subject to the Option and an extension of the post-termination exercise period applicable to the Option to one hundred and eighty (180) days following the date of Participant’s termination of employment (but in no event beyond the Term/Expiration Date).

Termination for other than Cause, Death or Disability or Resignation by Participant for Good Reason upon or within Twelve Months Following a Change of Control. If upon a Change of Control or within the Change of Control Period, the Company (or any parent or subsidiary or successor of the Company) terminates Participant’s employment with the Company other than for Cause, death or disability after providing at least thirty (30) days advance notice to Participant, or Participant resigns from such employment for Good Reason, then, subject to Section 10 of the Employment Agreement, Participant will be entitled to accelerated vesting as to 100% of any unvested Shares subject to the Option and an extension of the post-termination exercise period applicable to the Option to one hundred and eighty (180) days following the date of Participant’s termination of employment (but in no event beyond the Term/Expiration Date).

Termination for Cause, Death or Disability; Resignation without Good Reason. If Participant’s employment with the Company (or any parent or subsidiary or successor of the Company) terminates voluntarily by Participant (except upon resignation for Good Reason during the Change of Control Period), for Cause by the Company or due to Participant’s death or disability, then all vesting will terminate immediately with respect to the Option.

Termination Period:

This Option will be exercisable for three (3) months after Participant ceases to be a Service Provider, unless (i) such termination is due to Participant’s death or Disability, in which case this Option will be exercisable for twelve (12) months after Participant ceases to be a Service Provider, or (ii) such termination is by the Company for Cause, in which case this Option will be exercisable for twenty-four (24) hours after Participant ceases to be a Service Provider. Notwithstanding the foregoing sentence, in no event may this Option be exercised after the Term/Expiration Date as provided above and may be subject to earlier termination as provided in Section 14(c) of the Terms and Conditions.

[signature page to follow]

By Participant’s signature and the signature of the Company’s representative below, Participant and the Company agree that this Option is granted under and governed by the terms and conditions of this Agreement. Participant has reviewed this Agreement in its entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated below.

PARTICIPANT	AVI BIOPHARMA, INC.

/s/ Edward M. Kaye	/s/ Christopher Garabedian
Signature	By

Edward M. Kaye	President and Chief Executive Officer
Print Name	Title

Address:

[signature page of the E. Kaye notice of stock option grant]

EXHIBIT A

TERMS AND CONDITIONS OF STOCK OPTION GRANT

1. Definitions. As used herein, the following definitions shall apply:

(a) “Administrator” means the Committee as will have administrative authority under this Agreement, in accordance with Section 4 of the Terms and Conditions.

(b) “Affiliate” means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.

(c) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction that may apply to this Option.

(d) “Award Transfer Program” means any program instituted by the Administrator that would permit Participants the opportunity to transfer for value the Option to a financial institution or other person or entity approved by the Administrator.

(e) “Board” means the Board of Directors of the Company.

(f) “Cause” is defined as (i) an act of dishonesty made by Participant in connection with Participant’s responsibilities as an employee, (ii) Participant’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude; (iii) Participant’s gross misconduct; (iv) Participant’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Participant owes an obligation of nondisclosure as a result of Participant’s relationship with the Company; (v) Participant’s willful breach of any obligations under any written agreement or covenant with the Company; or (vi) Participant’s continued failure to perform his employment duties after Participant has received a written demand of performance from the Company which specifically sets forth the factual basis for the Company’s belief that Participant has not substantially performed his duties and has failed to cure such non-performance to the Company’s satisfaction within ten (10) business days after receiving such notice.

(g) “Change of Control” means the occurrence of any of the following events:

(i) any “person” (as such term is used in Sections 12(d) and 13(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then outstanding voting securities; or

(ii) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the shareholders of the Company, other than a merger or consolidation which would result in the voting securities of the

Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

(iii) the date of the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction shall not be deemed a Change of Control unless the transaction qualifies as a “change in control event” within the meaning of Section 409A of the Code, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction shall not constitute a Change of Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that shall be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(h) “Change of Control Period” means the period of time within twelve (12) months following a Change of Control.

(i) “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or Treasury Regulation thereunder will include such section or regulation, any valid regulation or other official applicable guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(j) “Committee” means the Compensation Committee of the Board.

(k) “Common Stock” means the common stock of the Company.

(l) “Company” means AVI BioPharma, Inc., an Oregon corporation, or any successor thereto.

(m) “Consultant” means any person, including an advisor, engaged by the Company or a Parent or a Subsidiary to render services to such entity other than as an Employee.

(n) “Director” means a member of the Board.

(o) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(p) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(q) “Employment Agreement” means the Executive Employment Agreement by and between the Company and Participant, effective June 13, 2011.

(r) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(s) “Exchange Program” means a program under which (i) the Option is surrendered or cancelled in exchange another stock option (which may have higher or lower exercise prices and different terms), equity awards of a different type, and/or cash, (ii) Participant would have the opportunity to transfer for value the Option to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of the Option is reduced or increased. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.

(t) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Market, the Nasdaq Global Select Market or the Nasdaq Capital Market, its Fair Market Value shall be the closing sales price for such stock (or, if no closing sales price was reported on that date, as applicable, on the last trading date such closing sales price is reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last trading date such bids and asks are reported); or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

(u) “Good Reason” means the termination by Participant upon the occurrence of any of the below described events. Participant must provide notice to the Company of the existence of such event within ninety (90) days of the first occurrence of such event, and the Company will have thirty (30) days to remedy the condition, in which case no Good Reason shall exist. If the Company fails to remedy the condition within such thirty (30) day period, Participant must terminate employment within two (2) years of the first occurrence of such event. The events which constitute a Good Reason termination are: (i) the assignment of a different title or change that results in a material reduction in Participant’s duties or responsibilities; or (ii) a material reduction by the Company in Participant’s base compensation, other than a reduction in his base salary that is part of a general salary reduction affecting employees generally and provided the reduction is not greater, percentage-wise, than the reduction affecting other employees generally or failure to provide an annual increase in base compensation commensurate with other executives; provided, however, in determining whether to provide an annual increase in base compensation commensurate with an annual increase provided to other executives, the Company may take into account factors such as market levels of compensation, Participant’s overall performance, and other factors reasonably considered by the Company’s compensation committee and/or Board, so long as such determination is not made in bad faith with the intent to discriminate against Participant.

(v) “Incentive Stock Option” means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(w) “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(x) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(y) “Option” means the stock option set forth in the Notice of Grant.

(z) “Outside Director” means a Director who is not an Employee.

(aa) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(bb) “Participant” means the holder of the Option.

(cc) “Service Provider” means an Employee, Director or Consultant.

(dd) “Share” means a share of the Common Stock, as adjusted in accordance with Section 14(a) of the Terms and Conditions.

(ee) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

2. Grant of Option. The Company hereby grants to the Participant named in the Notice of Grant the Option to purchase the number of Shares, as set forth in the Notice of Grant, at the exercise price per Share set forth in the Notice of Grant (the “Exercise Price”), subject to all of the terms and conditions in this Agreement.

3. Vesting Schedule. The Option awarded by this Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant. Shares scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in Participant in accordance with any of the provisions of this Agreement, unless Participant will have been continuously a Service Provider from the Date of Grant until the date such vesting occurs.

4. Authority of the Administrator.

(a) Powers of the Administrator. Subject to the provisions of this Agreement, the Administrator will have the authority, in its discretion:

(i) to determine the terms and conditions of any, and to institute any Exchange Program;

(ii) to construe and interpret the terms of the Agreement and the Option;

(iii) to prescribe, amend and rescind rules and regulations relating to the Agreement, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws;

(iv) to modify or amend the Option (subject to Section(s) 4(d)(i) and 21 of the Terms and Conditions), including but not limited to the discretionary authority to extend the post-termination exercisability period of the Option and to extend the maximum term of the Option;

(v) to allow Participant to satisfy withholding tax obligations in such manner as prescribed in Section 7 of the Terms and Conditions;

(vi) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under the Option pursuant to such procedures as the Administrator may determine; and

(vii) to make all other determinations deemed necessary or advisable for administering the Agreement.

(b) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on the Participant and any other holders of Shares subject to the Option.

(c) No Liability. Under no circumstances shall the Company, its Affiliates, the Administrator, or the Board incur liability for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Agreement or the Company’s, its Affiliates’, the Administrator’s or the Board’s roles in connection with the Agreement.

(d) Limitations.

(i) Prohibition Against Repricing. Notwithstanding Section 4(a)(iv), the Administrator may not modify or amend the Option to reduce the exercise price of the Option after it has been granted (except for adjustments made pursuant to Section 14), and neither may the Administrator cancel the outstanding Option and immediately replace it with any other award with a lower exercise price, unless such action is approved by shareholders prior to such action being taken.

(ii) Buyout Provisions. The Administrator may at any time offer to buy out for a payment in cash an Option previously granted based on such terms and conditions as the Administrator will establish and communicate to the Participant at the time that such offer is made. Notwithstanding anything contained in this Section 4(d)(ii) to the contrary, the Administrator shall not be allowed to authorize the buyout of an underwater Option without the prior consent of the Company’s shareholders.

5. Exercise of Option.

(a) Right to Exercise. This Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the terms of this Agreement.

(b) Method of Exercise. This Option is exercisable by delivery of an exercise notice, in the form attached as Exhibit B (the “Exercise Notice”) or in a manner and pursuant to such procedures as the Administrator may determine, which will state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Agreement. The Exercise Notice will be completed by Participant and delivered to the Company. The Exercise Notice will be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares together with any applicable tax withholding. This Option will be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by the aggregate Exercise Price.

(c) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, the Participant may exercise his Option within such period of time as is specified in the Notice of Grant to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Notice of Grant). Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his entire Option, the Shares covered by the unvested portion of the Option will forfeit. If after termination the Participant does not exercise his Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will forfeit.

6. Method of Payment. Payment of the aggregate Exercise Price will be by any of the following, or a combination thereof, at the election of Participant:

(a) cash;

(b) check;

(c) consideration received by the Company under a formal cashless exercise program adopted by the Company in connection with the Agreement; or

(d) surrender of other Shares which have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Exercised Shares, provided that accepting such Shares, in the sole discretion of the Administrator, will not result in any adverse accounting consequences to the Company.

7. Tax Obligations.

(a) Withholding of Taxes. Notwithstanding any contrary provision of this Agreement, no certificate representing the Shares will be issued to Participant, unless and until satisfactory arrangements (as determined by the Administrator) will have been made by Participant with respect to the payment of income, employment and other taxes which the Company determines must be withheld with respect to such Shares. To the extent determined appropriate by the Company in its discretion, it will have the right (but not the obligation) to satisfy any tax withholding obligations by reducing the number of Shares otherwise deliverable to Participant. If Participant fails to make satisfactory arrangements for the payment of any required tax withholding obligations hereunder at the time of the Option exercise, Participant acknowledges and agrees that the Company may refuse to honor the exercise and refuse to deliver the Shares if such withholding amounts are not delivered at the time of exercise.

(b) Code Section 409A. Under Code Section 409A, an option that vests after December 31, 2004 (or that vested on or prior to such date but which was materially modified after October 3, 2004) that was granted with a per Share exercise price that is determined by the Internal Revenue Service (the “IRS”) to be less than the Fair Market Value of a Share on the date of grant (a “Discount Option”) may be considered “deferred compensation.” A Discount Option may result in (i) income recognition by Participant prior to the exercise of the option, (ii) an additional twenty percent (20%) federal income tax, and (iii) potential penalty and interest charges. The Discount Option may also result in additional state income, penalty and interest charges to the Participant. Participant acknowledges that the Company cannot and has not guaranteed that the IRS will agree that the per Share exercise price of this Option equals or exceeds the Fair Market Value of a Share on the Date of Grant in a later examination. Participant agrees that if the IRS determines that the Option was granted with a per Share exercise price that was less than the Fair Market Value of a Share on the date of grant, Participant will be solely responsible for Participant’s costs related to such a determination.

8. Rights as Shareholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a shareholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant. After such issuance, recordation and delivery, Participant will have all the rights of a shareholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

9. Compliance With Code Section 409A. The Option will be designed and operated in such a manner that it is either exempt from the application of, or comply with, the requirements of Code Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Agreement is intended to meet the requirements of Code Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that the Option or payment, or the settlement or deferral thereof, is subject to Code Section 409A the Option will be granted, paid, settled or deferred in a manner that will meet the requirements of Code Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A.

10. Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise and except as required by Applicable Laws, vesting of the Option granted hereunder will be suspended during any unpaid leave of absence. A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary.

11. No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS OPTION OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

12. Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company at AVI BioPharma, Inc., 3450 Monte Villa Parkway, Suite 101, Bothell, WA 98021, or at such other address as the Company may hereafter designate in writing.

13. Non-Transferability of Option.

(a) This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Participant only by Participant.

(b) Notwithstanding anything to the contrary in the Agreement, in no event will the Administrator have the right to determine and implement the terms and conditions of any Award Transfer Program without shareholder approval.

14. Adjustments; Dissolution or Liquidation; Merger or Change of Control.

(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Agreement, will adjust the number, class, and price of Shares covered by the Option.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, the Option will terminate immediately prior to the consummation of such proposed action.

(c) Change of Control. Subject to the terms of the Employment Agreement, in the event of a merger or Change of Control, the Option will be treated as the Administrator determines without a Participant’s consent, including, without limitation, that (i) the Option will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (ii) upon written notice to a Participant, that the Participant’s Option will terminate upon or immediately prior to the consummation of such merger or Change of Control; (iii) the Option will vest and become exercisable, realizable, or payable, in whole or in part prior to or upon consummation of such merger or Change of Control, and, to the extent the Administrator determines, terminate upon or immediately prior to the effectiveness of such merger of Change of Control; (iv) (A) the termination of the Option in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of the Option or realization of the Participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Administrator determines in good faith that no amount would have been attained upon the exercise of the Option or realization of the Participant’s rights, then the Option may be terminated by the Company without payment), or (B) the replacement of the Option with other rights or property selected by the Administrator in its sole discretion; or (v) any combination of the foregoing.

In the event that the successor corporation does not assume or substitute for the Option (or portion thereof), the Participant will fully vest in and have the right to exercise all of his outstanding Options that are not assumed or substituted for, including Shares as to which the Option would not otherwise be vested or exercisable. In addition, if the Option is not assumed or substituted for in the event of a Change of Control, the Administrator will notify the Participant in writing or electronically that the Option will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the Option will terminate upon the expiration of such period.

For the purposes of this subsection 14(c), the Option will be considered assumed if, following the merger or Change of Control, the Option confers the right to purchase or receive, for each Share subject to the Option immediately prior to the merger or Change of Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change of Control by holders of Common Stock for each Share held on the effective date of the transaction

(and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change of Control is not solely common stock of the successor corporation or its Parent, the Board may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option, for each Share subject to the Option, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or Change of Control.

Notwithstanding anything in this subsection (c) to the contrary, if a payment under the Agreement is subject to Section 409A of the Code and if the change of control definition contained in the Agreement does not comply with the definition of “change in control” for purposes of a distribution under Section 409A of the Code, then any payment of an amount that is otherwise accelerated under this Section will be delayed until the earliest time that such payment would be permissible under Section 409A of the Code without triggering any penalties applicable under Section 409A of the Code.

15. Date of Grant. The date of grant of the Option will be, for all purposes, the date on which the Administrator makes the determination granting the Option, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

16. Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

17. Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority. Assuming such compliance, for income tax purposes the Exercised Shares will be considered transferred to Participant on the date the Option is exercised with respect to such Exercised Shares.

18. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to Options awarded under the Agreement or future options that may be awarded under the Agreement by electronic means or request Participant’s consent to participate by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

19. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

20. Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

21. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, and may not be modified adversely to Participant’s interest except by means of a writing signed by the Company and Participant. Notwithstanding anything to the contrary in this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Code Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code in connection to this Option.

22. Acknowledgment. By accepting this Option, Participant expressly warrants that he or she has received an Option pursuant to this Agreement, and has received, read and understood a description of the Agreement.

23. Governing Law. This Agreement will be governed by the laws of the State of Oregon, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Option or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Oregon, and agree that such litigation will be conducted in the state courts of Oregon, or the federal courts for the United States for the District of Oregon, and no other courts, where this Option is made and/or to be performed.

EXHIBIT B

AVI BIOPHARMA, INC.

STAND-ALONE STOCK OPTION GRANT

EXERCISE NOTICE

AVI BioPharma, Inc.

3450 Monte Villa Parkway, Suite 101

Bothell, WA 98021

Attention:

Exercise of Option. Effective as of today,                     ,             , the undersigned (“Purchaser”) hereby elects to purchase                  shares (the “Shares”) of the Common Stock of AVI BioPharma, Inc. (the “Company”) under and pursuant to the Stand Alone Stock Option Agreement dated              (the “Agreement”). The purchase price for the Shares will be $                , as required by the Agreement.

Delivery of Payment. Purchaser herewith delivers to the Company the full purchase price of the Shares and any required tax withholding to be paid in connection with the exercise of the Option.

Representations of Purchaser. Purchaser acknowledges that Purchaser has received, read and understood the Agreement and agrees to abide by and be bound by their terms and conditions.

Rights as Shareholder. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the Shares, no right to vote or receive dividends or any other rights as a shareholder will exist with respect to the Shares subject to the Option, notwithstanding the exercise of the Option. The Shares so acquired will be issued to Purchaser as soon as practicable after exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date of issuance, except as provided in Section 14 of the Agreement.

Tax Consultation. Purchaser understands that Purchaser may suffer adverse tax consequences as a result of Purchaser’s purchase or disposition of the Shares. Purchaser represents that Purchaser has consulted with any tax consultants Purchaser deems advisable in connection with the purchase or disposition of the Shares and that Purchaser is not relying on the Company for any tax advice.

Entire Agreement; Governing Law. The Agreement is incorporated herein by reference. This Exercise Notice and the Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the

Company and Purchaser with respect to the subject matter hereof, and may not be modified adversely to the Purchaser’s interest except by means of a writing signed by the Company and Purchaser. This Agreement is governed by the internal substantive laws, but not the choice of law rules, of Oregon.

Submitted by:	Accepted by:

PURCHASER	AVI BIOPHARMA, INC.

Signature	By

Print Name	Its

Address:

Date Received